Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 4, 2013, relating to the carve-out financial statements of Bison Gas Gathering System of Bear Tracker Energy, LLC (subsequently acquired by Bison Midstream, LLC) as of and for the year ended December 31, 2012.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
June 28, 2013